MusclePharm CEO Issues UPDATE Letter to Shareholders

-- Company Provides 2014 Outlook: Total Net Revenue of Approximately $150 Million;

Diluted Earnings per Share in Range of $0.20 to $0.22 --

-- Announces Preliminary Unaudited Net Revenue Results

For 2013 of Approximately $110 Million --

Denver, CO – January 29, 2014 – MusclePharm Corporation (OTCQB: MSLP), a leading, award-winning sports nutrition company, today issued the following letter to shareholders from its Chairman and CEO, Brad Pyatt:

Dear Fellow Shareholders:

As we look at the growth of our company over the past year, perhaps no three things characterize our achievements better than strength, innovation and customer experience.

The Strength of Our Brand

Today, MusclePharm is leading the charge for the next generation in sports nutrition. At the same time, we are building a solid-growth company that exceeded our revenue goal for 2013. Preliminary results indicate we will report revenues of more than $110 million for the year, an increase of more than 64% over 2012.

Full financial results for 2013 are expected to be reported in March, but I am pleased to provide you with this update as we begin 2014.

The growth of our company in a relatively short period of time reflects the strength of the MusclePharm brand and customers’ belief in the science behind our products. We have gained the trust of millions of consumers by offering nothing but the best supplements on the market, backed by dedicated research and development and strict adherence to quality control, efficacy and safety.

MusclePharm’s Scientific Advisory Board paves our path to success, guiding the in-house quality control and scientific team comprised of 20 scientists, pharmacists and doctors. The Board is led by Dr. Roscoe Moore, former Assistant U.S. Surgeon General and U.S. Food and Drug Administration director, and Dr. Phillip Frost, chairman of TEVA Pharmaceuticals. TEVA is one of the world’s largest and most highly-respected generic pharmaceutical companies. The MP scientific team conducts Institutional Review Board-approved clinical trials in-house at the 35,000 sq. ft. MusclePharm Sports Science Institute. Ongoing studies are performed to validate for safety, efficacy and performance through the University of North Carolina at Chapel Hill and other universities. Clinical write-ups of select MP products will be published in future medical journals. This level of commitment sets MusclePharm apart and is why millions of customers trust the brand.

As our brand has grown, the company’s financial position also has improved. Today, we have a clean balance sheet, with no long-term debt and no warrants, and we recently secured a credit line with U.S. Bank.

As we move forward in 2014, emphasis will be on quality growth and profitability, coupled with maintaining momentum and our leadership position through innovation and the prudent building of the organization.

Bringing Innovative New Products to Market

The recent successes of our women’s brand FitMiss™ and the iconic Arnold Schwarzenegger™ Series, along with continued achievements by line extensions of our MP brand, are examples of how MusclePharm is leading the charge for the next generation of sports nutrition.

We are currently in more than 35,000 stores worldwide and sold in more than 110 countries. To help you track our progress, we will be breaking out our business into three categories: Specialty, International and FDM (Food, Drug, Mass).

Specialty Market: This is comprised of brick-and-mortar and ecommerce. We use distributors, as well as sell direct to larger customers. We will continue to grow this portion of our business by offering continued line extensions, as well as leveraging our retailers to grow new customer acquisitions within their channels.

International: This will be an area we focus on growing by continuing to offer new products, as well as improving the supply cycles and opening new distribution centers in select regions of the world to improve both tariff fees, as well as shipping time.

FDM (Food, Drug, Mass):  This is a new sales channel where we will continue to focus, namely by expanding the distribution platform for our current line of brands and products. In 2013, this represented approximately 9% of our business and in 2014 FDM will represent 15% of our business.

The diversification among our channels domestically, along with MusclePharm’s strong presence internationally, will allow us to continue to provide top-line growth for years to come.

Furthermore, the recently-announced acquisition of what is substantially all assets of Biozone Pharmaceuticals and its subsidiaries gives us the ability to accelerate new product development utilizing a state-of-the-art, science-based organization that is focused on quality control and safety. This will help our sales team expand into new distribution channels with unique and innovative products. Without tipping our hand too much, several new product lines that are currently in development and will be available in the near future will contribute to the quality of our products and aggressive-growth strategy.

Providing a One-of-a-Kind Customer Experience

Along with innovative products, we also remain focused on providing a one-of-a-kind customer experience. Customer satisfaction drives our success, and with that aim, we have built one of the strongest social communities in the industry, often referred to as #MPNation. We recently opened up our Social Media & Customer Command Center in Columbus, Ohio, where our staff provides a high-level brand experience for customers.

Popular social media contributions from Co-Founder Cory Gregory include daily workouts, training advice and a commitment to providing real-time feedback to our customers. In addition, key brand influencer partners such as Ultimate Fighting Championship (UFC), which reaches more than 820 million households globally, along with Arnold Schwarzenegger and football legend Colin Kaepernick give the brand credibility and connect with millions of potential customers.

Building the Organization

With this foundation, we took steps to build our company through the addition of talented professionals and an enhanced sales and marketing infrastructure, along with stronger reporting processes and procedures.

Recently, we created divisional business leader positions and hired industry veterans who bring decades of experience and established relationships within the sports nutrition category. To give them yet another advantage in marketing our products and connecting with consumers, we are working to become the only nutrition and supplement organization with every product batch on the market fully certified by “Informed-Choice”—the globally-recognized standard that guarantees products are free of all banned substances.

As demand for our products has grown, our need for real-time analytics also has increased. Accordingly, we implemented a high-level ERP/CRM system to analyze growth trends, inventory levels and improve sales cycles through quicker shipping. In 2014, we plan on launching distribution centers for the West Coast in California and internationally in Europe, Latin America and Western Canada.

With our rapid rate of growth, we also recognize the need to improve internal financial controls, which will facilitate more accurate forecasting and allow us to better monitor day-to-day results. An internal audit department recently was established and now reports directly to the Audit Committee. All areas of internal controls, from the sales cycle to cash management, have been reviewed internally and are being strengthened. In addition, the strengthening of these systems aligns with our objective of applying for a listing on NASDAQ.

I also want you to know that as previously reported, the company continues to provide cooperation to the Denver office of the Securities and Exchange Commission regarding an ongoing investigation. It is our belief that there are no material items that will impact our future business.

Our Outlook – Achieving Strong, Profitable Growth

Our entire team is excited about the year ahead as we continue to build market share, generate further sales growth and achieve profitability. We have come a long way in a very short time:

	2010	2011	2012	2013*	2014*
Net Revenues	$3,202,687	$17,212,636	$67,055,215	$110,000,000	$150,000,000
Gross Margin %	12.4%	13.8%	21.4%	29.5%	~33%
EBITDA %	-569.3%	-93.2%	-12.3%	-12.5%	~2%
EPS	($408.00)	($70.30)	($13.00)	($1.44)	$0.20-$0.22
YOY Growth %		437%	290%	64%	36%
YOY CAGR %			358%	153%	50%
				Preliminary	Estimated

*2013 results are preliminary unaudited and based on certain assumptions by management believed to be reasonable; 2014 are estimates.

Moving forward, our strategy is to continue to drive revenue growth and achieve profitability through margin enhancement. To achieve this, we established a supply chain team to analyze incremental volume, optimize purchase pricing and evaluate product and line extensions in sports nutrition areas that command higher margins. Longer-term (over the course of the next two to three years) we plan to ramp up internal production through vertical integration of manufacturing. Over time, we believe these strategic initiatives will enhance profitability and increase margins incrementally.

In conjunction with achieving our objectives and incentivizing our staff, we will be implementing an Employee Stock Incentive Plan (ESOP) in 2014 that will allow us to attract and retain qualified candidates. We intend to create stock and option awards that carry three- to four-year vesting periods. This new plan will reserve 1.5 million shares for employees, consultants and athletes and will be subject to shareholder approval.

I look forward to continuing to report our progress to you. On behalf of our Board of Directors and management team, I extend deep gratitude and thanks for your continued support.

Sincerely,

Brad Pyatt, Chairman and CEO

About MusclePharm

MusclePharm® is a leading international, award-winning sports nutrition company offering vitamins and nutritional supplements which are available in more than 110 countries and available in 35,000+ retail outlets, including Costco, Dick's Sporting Goods, 24 Hour Fitness, Walgreens, Bally's, GNC, Vitamin Shoppe and Vitamin World. The company's brands are MusclePharm®, Arnold Schwarzenegger™ Series, and FitMiss™. The comprehensive lines of clinically-proven, safe and effective nutritional supplements are developed through a six-stage research process that utilizes the expertise of leading nutritional scientists, doctors and universities. For more information, visit www.musclepharmcorp.com. Follow the company at http://www.facebook.com/MusclePharm and www.Twitter.com/MusclePharm.

FORWARD-LOOKING STATEMENTS
Any statements that are not historical facts contained in this release and the letter are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof. The forward-looking statements contained in this release and the letter herein speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

For more information, please contact MusclePharm’s investor relations representatives:

Matt Sheldon/Evan Pondel
PondelWilkinson Inc.

(310) 279-5980

investors@pondel.com